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CODE OF ETHICS

Written Supervisory Procedures

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Amendment

This Code of Ethics (the Code) has been adopted by the Adviser for the purpose of instructing its access persons (defined below) in their ethical obligations and to provide rules for their personal securities transactions. All such persons owe a fiduciary duty to the Adviser and its shareholders. A fiduciary duty means a duty of loyalty, fairness and good faith towards the Adviser and its clients, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. It is imperative that each access person understands that the Adviser places a high value on its standards for ethical behavior.

This Code of Ethics is based on the SEC's Rule 204A-1, and with which the Adviser must demonstrate compliance on or before January 7, 2005.

The general principles inherent in this Code of Ethics are:

     . The duty at all times is to place the interests of clients ahead of those of the Adviser and Adviser's employees;
     . The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility; and
     . The fundamental standard that access persons should not take inappropriate advantage of their positions or of their relationship with the Adviser or its clients.

It is imperative that the personal trading activities of associated persons be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

Reporting Violations

Under SEC Rule 204A-1, the Code must require certain associated persons, called "access persons," to report their personal securities transactions and holdings. An access person is a supervised person who has access to nonpublic information regarding clients' purchases or sales of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. A supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an access person.

Access persons include portfolio management personnel and client service representatives who communicate investment advice to clients. Access persons tend to have information about investment recommendations whose effect may not yet be felt in the marketplace. As such, access persons may be in a position to take advantage of their knowledge of the trading cycles, methodologies, patterns, holdings and other inside information. Administrative, technical, and clerical personnel may also be access persons if their functions or duties give them access to nonpublic information. Organizations in which employees have broad responsibilities, and where information barriers are few, may see a larger percentage of their staff subject to the reporting requirements. In contrast, organizations that keep strict controls on sensitive information may have fewer access persons.

Directors, officers, and partners are presumed to be access persons if the firm's primary business is providing investment advice.

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Distribution

This Code requires the Adviser's access persons to periodically report their personal securities transactions and holdings to the Adviser's Compliance Officer or other designated person. The Adviser is then required to review those reports. Both the Adviser and the SEC's examination staff will utilize the reviews to identify improper trades or patterns of trading by access persons.

Each access person must provide a complete report of securities holdings at the time of initial employment and annually thereafter. The initial report, and any subsequent reports, must be current within 45 days of the date the report is submitted.

Each access person must also provide a report no less frequently than quarterly, due no later than 30 days after the close of every calendar quarter. Quarterly reports may be waived if the access person has taken steps to ensure that more frequent reports (such as monthly statements or trade-by-trade confirmations sent from the account custodian) are regularly provided to the Adviser.

Access Persons

Rule 204A-1 permits three exceptions to personal securities reporting. No reports are required:

     .    For transactions effected pursuant to an automatic investment plan;
     . For securities held in accounts over which the access person has no direct or indirect influence or control; or
     . If the Adviser has only one access person, provided the firm maintains records of the holdings and transactions that Rule 204A-1 would otherwise require.

Securities Trading

Access persons must submit holdings and transaction reports for "reportable securities" in which the access person has, or acquires, any direct or indirect beneficial ownership. This would include any securities or account(s) held by the immediate family members sharing the access person's household.

Five types of securities are exempt from Rule 204A-1 because the SEC has deemed that these types of securities furnish little opportunity for the type of improper trading that the access person reports are designed to uncover:

     . Transactions and holdings in direct obligations of the Government of the United States;
     . Money market instruments bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;
     .    Shares of money market funds;
     . Transactions and holdings in shares of other types of mutual funds, except those for which the Adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund; and
     . Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Reportable Securities

Access persons must obtain the Adviser's prior written approval before investing in an initial public offering ("IPO") or private placement. Because most individuals rarely have the opportunity to invest in these types of securities, an access person's investment in an IPO or in a private placement raises questions as to whether the employee is misappropriating an investment opportunity that should first be offered to eligible clients, or whether a portfolio manager is receiving a personal benefit for directing client business or brokerage. The only exemption to this requirement is if the Adviser has only one access person.

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Code of Ethics

In compliance with Rule 204A-1, the Adviser requires prompt internal reporting of any violations of the code. Violations must be reported to the Adviser's Compliance Officer or to his/her designee as specifically named at the end of this chapter. In any case, the Compliance Officer must ultimately review all such reports.

The Adviser encourages associated persons to report violations, and therefore offers to protect any such individual. Steps will be taken to prevent retaliation against any employee who reports a violation. Furthermore, the Compliance Officer and/or other designated individual accept anonymous reporting.

Retaliation against any employee who reports a violation shall be considered a violation of this Code of Ethics.

Exceptions

Under Rule 204A-1, the Adviser's Code shall be provided to each supervised person no less than annually. At each submission, the supervised person is required to acknowledge receipt in writing.

The Adviser shall ensure that all employees have received adequate training on the principles of the Code by making the Compliance Officer available at all times to respond to specific questions, and through comments and remedial action taken by the Compliance Officer as a result of the reviews and reports.

Adviser Review

The Adviser's Compliance Officer shall have primary responsibility for enforcing this Code. Enforcement includes reviewing access persons' personal securities reports manually through review of paper copies or through electronic means, as may be determined at the sole discretion of the Compliance Officer.

The review of personal securities holding and transaction reports includes, but is not limited to the following:

     . An assessment of whether the access person followed the required internal procedures;
     .    A comparison of the personal trading to any restricted lists;
     . Determination as to whether the access person is trading for his/her own account in the same securities he/she is trading for clients, and if so whether the clients are receiving terms as favorable as the access person takes;
     . Periodic analysis of the access person's trading for patterns that may indicate abuse, including market timing;
     . Investigation of any substantial disparities between the quality of performance the access person achieves for his/her own account and that he/she achieves for clients; and
     . Investigation of any substantial disparities between the percentage of trades that are profitable when the access person trades for his/her own account and the percentage that are profitable when he/she places trades for clients.

Initial Public Offerings

To accommodate Rule 204A-1, the SEC has (by the compliance date of January 7, 2005) amended Part II of Form ADV to require advisers to describe their codes of ethics to clients and to furnish clients with a copy of this Code. The disclosure serves several functions:

Clients will be provided with information that helps them understand the adviser's ethical culture and standards, how the adviser controls sensitive information and what steps it has taken to prevent employees from misusing their inside positions at clients' expense.

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Clients will be able to select advisers whose ethical commitment meets their expectations. The Adviser will be encouraged to implement more effective procedures by exposing them to the clients' view, and will be held to standards of adhering strictly to the disclosed procedures.

It is imperative that each associated person of the Adviser observe this Code with the highest degree of diligence, as it is through this Code that the Adviser shall implement its fiduciary responsibility to its clients.

This Code is applicable to all employees and is supplemented by our Core Values.

Core Values govern how we conduct our business, deal with our vendors and service providers, and build relationships with our clients.

We do the right thing. Right and wrong are powerful concepts. The handshake of someone who tries to do the right thing is better than a stack of legal documents.

We tell the truth. The trust of our clients is too precious to squander. We also have no conflicts of interest with them.

We don't go after the last nickel. The best relationship is not one which maximizes our advantage or profit, but one where when we run into the client we are glad to see each other.

We stick to our principles. They are not for sale and we will walk away from any relationship rather than violate them. We are selective in our business relationships.

Comments

In addition to the Code of Ethics, we have adopted the Standards of Practice of the Investment Counsel Association of America. The current version of the Standards of Practice are available at www.icaa.org and are deemed included herein as if fully set forth in their entirety.

We employ two CFA charterholders and one CFA candidate. Accordingly, we have adopted both the Code of Ethics and the Standards of professional Conduct of the CFA Institute. The current versions are available at www.cfainstitute.org and are deemed included herein as if fully set forth in their enitrety.

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1 - The individual named below is charged with responsibility for oversight of the adviser's Code of Ethics. Questions regarding the Code of Ethics shall be directed to this individual.

The Compliance Officer is charged with responsibility for maintenance and implementation of the Code of Ethics.

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2 - The following policies and procedures are in force to assist the adviser in ensuring compliance with its Code of Ethics.

At the time of hiring, and every January thereafter, each employee shall be provided with a copy of the Code of Ethics.

On an ongoing basis, all employees are required to report any violations of the requirements herein to the Compliance Officer, or to the Assistant Compliance Officer if the Compliance Officer is suspected of a violation.

Prior approval is required before trading in any employee or related party account ("pre-clearance").

The Compliance Officer shall maintain and distribute a "restricted list" of issuers about which the Adviser has inside

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information, for the purpose of prohibiting any trading whatsoever in securities of those issuers.

The Advisor does not engage in "short-swing" trading or market timing.

All employee and related party accounts must be custodied at FRIAG.

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3 - The policy(ies) and procedure(s) associated with this section should be carried out according to the following schedule.

Each employee shall acknowledge receipt of the Code of Ethics upon hiring and every January thereafter. The Compliance Officer shall review transactions of employee and related party accounts frequently.

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4 - The following documents are available for reporting and ongoing compliance with the Code of Ethics.

An amendment shall be made and periodically reviewed for accuracy to the Adviser's Form ADV Part II that includes reference to our Code of Ethics. Records of employee and related party accounts and holdings, and any and all reports of action taken as a result of the ongoing review of such accounts by the Complaince Officer, shall be retained indefinitely.